Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260961

DEVON ENERGY CORPORATION

Offers to Exchange the Notes Set Forth Below

Registered Under the Securities Act of 1933, as amended

for

Any and All Outstanding Restricted Notes

Set Forth Opposite the Corresponding Registered Notes

REGISTERED NOTES	RESTRICTED NOTES
$224,079,000 8.250% Notes due 2023 (CUSIP No. 25179M BB8)	$224,079,000 8.250% Notes due 2023 (CUSIP No. 25179M AW3 AND U0856A AA7)
$465,268,000 5.250% Notes due 2024 (CUSIP No. 25179M BC6)	$465,268,000 5.250% Notes due 2024 (CUSIP No. 25179M AX1 AND U0856A AB5)
$377,557,000 5.250% Notes due 2027 (CUSIP No. 25179M BD4)	$377,557,000 5.250% Notes due 2027 (CUSIP No. 25179M AY9 AND U0856A AC3)
$322,488,000 5.875% Notes due 2028 (CUSIP No. 25179M BE2)	$322,488,000 5.875% Notes due 2028 (CUSIP No. 25179M AZ6 AND U0856A AD1)
$573,827,000 4.500% Notes due 2030 (CUSIP No. 25179M BF9)	$573,827,000 4.500% Notes due 2030 (CUSIP No. 25179M BA0 AND U0856A AE9)

Principal Terms of the Exchange Offers

These are offers (the “exchange offers”) by Devon Energy Corporation, a Delaware corporation (“Devon,” the “Company,” “we,” “us,” “our,” the “Issuer” or the “Registrant”), to exchange all outstanding unregistered Restricted Notes (as defined below) for an equal principal amount of the respective series of the Company’s 8.250% Notes due 2023, 5.250% Notes due 2024, 5.250% Notes due 2027, 5.875% Notes due 2028 and 4.500% Notes due 2030 (collectively, the “Registered Notes”) the offers of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Company issued the unregistered 8.250% Notes due 2023 (CUSIP No. 25179M AW3 AND U0856A AA7), 5.250% Notes due 2024 (CUSIP No. 25179M AX1 AND U0856A AB5), 5.250% Notes due 2027 (CUSIP No. 25179M AY9 AND U0856A AC3), 5.875% Notes due 2028 (CUSIP No. 25179M AZ6 AND U0856A AD1) and 4.500% Notes due 2030 (CUSIP No. 25179M BA0 AND U0856A AE9) (collectively, the “Restricted Notes”) on June 9, 2021 in private offers pursuant to which such notes were exchanged for notes of the Company’s subsidiary, WPX Energy, Inc. (“WPX”).

Each of the exchange offers expires at 11:59 p.m., New York City time, on December 20, 2021, unless the Company extends one or more offers. You may withdraw tenders of Restricted Notes at any time prior to the expiration of the relevant exchange offer. The exchange offers are not subject to any condition other than that they will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the exchange offers have been instituted or threatened in any court or by any governmental agency. The exchange offers are not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange. None of the exchange offers is conditioned on the consummation of any of the other exchange offers.

Principal Terms of the Registered Notes

The terms of the Registered Notes to be issued in the exchange offers are substantially identical in all material respects to the terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement (as defined herein). No public market currently exists for the Registered Notes. The Company does not intend to list the Registered Notes on any securities exchange or to apply for quotation in any automated dealer quotation system, and, therefore, no active public market is anticipated.

The Registered Notes, like the Restricted Notes, will be unsecured, unsubordinated obligations of the Company and will rank equally in right of payment with all of the Company’s existing and future unsecured, unsubordinated indebtedness.

You should carefully consider the risk factors beginning on page 10 of this prospectus before participating in these exchange offers.

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of up to 180 days after the expiration date of the applicable exchange offer, if requested by one or more such broker-dealers, the Company will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution.”

None of the SEC, any state securities commission or other regulatory agency has approved or disapproved of the Registered Notes or the exchange offers or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2021.

The Company has not authorized anyone to provide you with information that is different from the information included or incorporated by reference in this document. The Company cannot take responsibility for, nor provide assurances as to the reliability of, any different or additional information that others may give you. This document may only be used where it is legal to sell these securities.

No person is authorized in connection with these exchange offers to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. You should assume that the information contained in this prospectus is accurate only as of its date.

This prospectus does not constitute an offer to sell or buy any Registered Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Registered Notes and participate in the exchange offers solely on information contained or incorporated by reference in this prospectus.

No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offers under applicable legal investment or similar laws or regulations.

We have filed with the SEC a registration statement on Form S-4 (File No. 333-260961) with respect to the exchange offers and the Registered Notes. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about the Company, the exchange offers and the Registered Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules and the documents incorporated by reference herein. Statements the Company makes in this prospectus or in the documents incorporated by reference herein about certain contracts or other documents are not necessarily complete. When the Company makes such statements, the Company refers you to the copies of the contracts or documents that are filed, because those statements are qualified in all respects by reference to those exhibits. The registration statement incorporates important business and financial information about the Company that is not included or delivered with this document. The registration statement, including its exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also obtain this information without charge by writing to Devon Energy Corporation, 333 W. Sheridan Ave., Oklahoma City, Oklahoma, Attention: Corporate Secretary.

In order to ensure timely delivery, you must request the information no later than December 13, 2021, which is five business days before the expiration of the exchange offers.

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CAUTIONARY NOTE CONCERNING FACTORS THAT MAY AFFECT FUTURE RESULTS

This prospectus and the documents incorporated by reference herein contain statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to:

•	the volatility of oil, gas and natural gas liquids (“NGL”) prices;

•	risks relating to the COVID-19 pandemic or other future pandemics;

•	uncertainties inherent in estimating oil, gas and NGL reserves;

•	the extent to which we are successful in acquiring and discovering additional reserves;

•	regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters;

•	risks related to regulatory, social and market efforts to address climate change;

•	the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct;

•	risks related to our hedging activities;

•	counterparty credit risks;

•	risks relating to our indebtedness;

•	cyberattack risks;

•	our limited control over third parties who operate some of our oil and gas properties;

•	midstream capacity constraints and potential interruptions in production;

•	the extent to which insurance covers any losses we may experience;

•	competition for assets, materials, people and capital;

•	risks related to investors attempting to effect change;

•	our ability to successfully complete mergers, acquisitions and divestitures;

•

risks related to the merger of East Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into WPX, with WPX continuing as the surviving corporation and a wholly-owned subsidiary of the Company, pursuant to the terms of that certain Agreement and Plan of Merger, dated September 26, 2020, by and among the Company, Merger Sub and WPX, including the risk that we may not realize the anticipated benefits of the Merger or successfully integrate the two legacy businesses; and

•	any of the other risks and uncertainties discussed in this prospectus, the documents that we incorporate by reference and our Annual Report on Form 10-K and other filings with the SEC.

The forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference herein, the date of that document and are subject to the risks and uncertainties identified above as well as those described elsewhere in this prospectus and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in this prospectus and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise, except as required by applicable law.

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SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offers or the Registered Notes, including information that may be important to you. To better understand our business and financial position, you should carefully review this entire document and the documents incorporated by reference herein, including the information under “Risk Factors” and “Cautionary Note Concerning Factors That May Affect Future Results.”

Devon Energy Corporation

A Delaware corporation formed in 1971 and publicly held since 1988, Devon (NYSE: DVN) is an independent energy company engaged primarily in the exploration, development and production of oil, natural gas and NGLs. Our operations are concentrated in various onshore areas in the U.S. Our principal and administrative offices are located at 333 West Sheridan, Oklahoma City, OK 73102-5015 (telephone 405-235-3611).

THE EXCHANGE OFFERS

Background	On June 9, 2021, we completed private exchange offers for, and issued, the Restricted Notes. We are offering to issue the Registered Notes in exchange for the Restricted Notes to satisfy our obligations under the Registration Rights Agreement, dated as of June 9, 2021 (the “Registration Rights Agreement”), that we entered into with the dealer managers and solicitation agents with respect to those private exchanges.

The exchange offers are intended to satisfy the rights granted to holders of the Restricted Notes in the Registration Rights Agreement. After the exchange offers are complete, holders of Restricted Notes will no longer be entitled to any exchange or registration rights with respect to the Restricted Notes.

Exchange Offers	We are offering to exchange the Restricted Notes for a like principal amount of the applicable Registered Notes of the same series, the offer of which has been registered under the Securities Act.

The Registered Notes will be substantially identical in all material respects to the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.

The Restricted Notes may be exchanged only in minimum denominations of $2,000 and larger integral multiples of $1,000. You should read the discussion under the headings “The Registered Notes” and “Description of the Notes” for further information regarding the Registered Notes. You should also read the discussion under the heading “Terms of the Exchange Offers” for further information regarding the exchange offers and resale of the Registered Notes.

Resales	Based on interpretations by the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, the Company believes that the Registered Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the Registered Notes in the ordinary course of business;

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes; and

•	you are not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act.

By signing the letter of transmittal and exchanging your Restricted Notes for Registered Notes, as described below, you will be making representations to this effect.

Each participating broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. See “Plan of Distribution.”

Any holder of Restricted Notes who:

•	is an affiliate of the Company, as defined in Rule 405 of the Securities Act;

•	does not acquire the Registered Notes in the ordinary course of its business; or

•	cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Registered Notes. The Company will not assume, nor will the Company indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Registered Notes issued in the exchange offers absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

If applicable law or applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offers, or if the exchange offers are not consummated for any reason prior to the later of June 9, 2022 and the date on which, under certain circumstances, any dealer manager and solicitation agent so requests, the Company will be required to use commercially reasonable efforts to file a shelf registration statement under the Securities Act which would cover resales of the Restricted Notes. See “Terms of the Exchange Offers—Additional Obligations.”

Expiration Time	The exchange offers will expire at 11:59 p.m., New York City time, on December 20, 2021, or such later date and time to which the Company extends it. The Company does not currently intend to extend the expiration time for any of the offers.

Conditions to the Exchange Offers	The exchange offers are subject to the following conditions, which the Company may waive:

•	the exchange offers do not violate applicable law or applicable interpretations of the staff of the SEC; and

•	there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to these exchange offers, which, in the Company’s judgment, could reasonably be expected to impair the Company’s ability to proceed with the exchange offers.

The exchange offers are not conditioned upon any minimum aggregate principal amount of the Restricted Notes being tendered for exchange. None of the exchange offers is conditioned on the consummation of any of the other exchange offers.

See “Terms of the Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering the Restricted Notes	If you wish to accept and participate in the exchange offers, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise electronically deliver the completed, executed letter of transmittal or the copy thereof, together with the Restricted Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Restricted Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC described herein.

By signing or agreeing to be bound by the letter of transmittal, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, you represent to the Company that, among other things:

•	any Registered Notes that you receive will be acquired in the ordinary course of business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes;

•

if you are a broker-dealer that will receive Registered Notes for your own account in exchange for Restricted Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the Registered Notes; and

•	you are not an “affiliate” of the Company, as defined in Rule 405 under the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Restricted Notes in the exchange offers, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offers on your own behalf, prior to completing and executing the letter of transmittal and delivering your Restricted Notes, you must either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name the Restricted Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time.

If you are a beneficial owner that holds Restricted Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), société anonyme (“S.A.”) or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Restricted Notes, contact Euroclear, S.A., or Clearstream directly to ascertain the procedures for tendering Restricted Notes and comply with such procedures.

Withdrawal of Tenders	Tenders of the Restricted Notes pursuant to the exchange offers may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offers—Exchange Agent” before the expiration time of the exchange offers.

Acceptance of the Restricted Notes and Delivery of the Registered Notes	If all of the conditions to the completion of these exchange offers are satisfied, the Company will accept any and all Restricted Notes that are properly tendered in these exchange offers and not properly withdrawn before the expiration time. The Company will return any Restricted Notes that the Company does not accept for exchange to its registered holder at the Company’s expense promptly after the expiration time. The Company will deliver the Registered Notes to the registered holders of Restricted Notes accepted for exchange promptly after the expiration time and acceptance of such Restricted Notes. See “Terms of the Exchange Offers—Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes.”

Effect on Holders of the Restricted Notes	As a result of making, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, the exchange offers, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. If a holder of Restricted Notes does not tender its Restricted Notes in the exchange offers, such holder will continue to hold their Restricted Notes and such holder will be entitled to all the rights and limitations applicable to the Restricted Notes in the Indenture (as defined in “The Registered Notes”), except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offers. See “Terms of the Exchange Offers—Purpose and Effect of the Exchange Offers.”

Consequences of Failure to Exchange	All untendered Restricted Notes will continue to be subject to the restrictions on transfer provided for in the Restricted Notes and in the Indenture. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Restricted Notes will likely become more limited to the extent that other holders of Restricted Notes participate in the exchange offers. Following consummation of the exchange offers, the Company will not be required to register under the Securities Act any Restricted Notes that remain outstanding, except in the limited circumstances in which it is obligated to file a shelf registration statement for certain holders of Restricted Notes not eligible to participate in the exchange offers pursuant to the Registration Rights Agreement. If your Restricted Notes are not tendered and accepted in the exchange offers, it may become more difficult to sell or transfer the Restricted Notes. See “Terms of the Exchange Offers—Additional Obligations” and “Risk Factors.”

Material U.S. Federal Income Tax Considerations	The exchange of Restricted Notes for Registered Notes in the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	UMB Bank, National Association is the exchange agent for the exchange offers. The address and telephone number of the exchange agent are set forth under the heading “Terms of the Exchange Offers—Exchange Agent.”

THE REGISTERED NOTES

The terms of the Registered Notes are summarized below. This summary is not a complete description of the Registered Notes. For a more detailed description of the Registered Notes, see the discussion under the heading “Description of the Notes.” Other than the restrictions on transfer, registration rights and additional interest provisions, each series of the Registered Notes will have the same terms as the corresponding series of the Restricted Notes.

The Restricted Notes were, and the Registered Notes will be, issued by Devon Energy Corporation. The following table sets forth the title (including interest rate), CUSIP of corresponding series of Restricted Notes, maturity date, aggregate principal amount and interest payment dates of each series of Registered Notes offered hereby. The Restricted Notes were, and the Registered Notes will be, issued pursuant to the Indenture, dated as of July 12, 2011 (the “Base Indenture”), between the Company and UMB Bank, National Association, as trustee, filed with the SEC as Exhibit 4.1 to the Company’s Form 8-K, File No. 333-001-32318, on July 12, 2011, as supplemented by that certain Supplemental Indenture No. 6, dated as of June 9, 2021 (the “Supplemental Indenture No. 6”), between the Company and UMB Bank, National Association, as trustee, filed with the SEC as Exhibit 4.2 to the Company’s Form 8-K, File No. 333-001-32318, on June 9, 2021, and as supplemented by that certain Supplemental Indenture No. 7, dated as of June 9, 2021 (together with the Base Indenture and the Supplemental Indenture No. 6, the “Indenture”), between the Company and UMB Bank, National Association, as trustee, filed with the SEC as Exhibit 4.3 to the Company’s Form 8-K, File No. 333-001-32318, on June 9, 2021.

Title (including interest rate)	CUSIP of Corresponding Series of Restricted Notes	Maturity Date	Maximum Aggregate Principal Amount	Interest Payment Dates
8.250% Notes due 2023 (the “2023 Registered Notes”)	25179M AW3 U0856A AA7	August 1, 2023	$224,079,000	February 1 and August 1
5.250% Notes due 2024 (the “2024 Registered Notes”)	25179M AX1 U0856A AB5	September 15, 2024	$465,268,000	March 15 and September 15
5.250% Notes due 2027 (the “2027 Registered Notes”)	25179M AY9 U0856A AC3	October 15, 2027	$377,557,000	April 15 and October 15
5.875% Notes due 2028 (the “2028 Registered Notes”)	25179M AZ6 U0856A AD1	June 15, 2028	$322,488,000	June 15 and December 15
4.500% Notes due 2030 (the “2030 Registered Notes”)	25179M BA0 U0856A AE9	January 15, 2030	$573,827,000	January 15 and July 15

Interest Payment Dates	Interest on the Registered Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Restricted Notes surrendered in exchange therefor. The holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid or duly provided for on such Restricted Notes to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes. Interest is payable on the Registered Notes beginning with the first interest payment date following the consummation of the exchange offers.

Ranking	The Registered Notes will be general unsecured unsubordinated obligations of the Issuer.

The Registered Notes will rank equally in right of payment with all of the Issuer’s existing and any future unsecured and unsubordinated indebtedness.

The Registered Notes will rank senior in right of payment to any of the Issuer’s existing and future indebtedness that is subordinated to the Registered Notes.

The Registered Notes will be effectively subordinated in right of payment to any of the Issuer’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all existing and any future indebtedness and any other liabilities of the Issuer’s subsidiaries, including any WPX notes that remain outstanding.

See “Description of the Notes—Ranking.”

Optional Redemption	Each series of Registered Notes to be issued in the exchange offers will have the same redemption provisions as the corresponding series of Restricted Notes for which they are being offered in exchange.

For more information on the redemption provisions of the Registered Notes of each series, see “Description of the Notes—Optional Redemption.”

Covenants	We will issue the Registered Notes under the Indenture, which contains covenants described in “Description of the Notes” that, with certain exceptions, restrict the ability of the Issuer to:

•	issue secured debt without also securing the Registered Notes; or

•	consolidate with or merge into, or convey or otherwise transfer or lease its properties and assets substantially as an entirety to, any person.

These covenants are identical to those applicable to the equivalent Restricted Notes to be exchanged in the exchange offers.

Use of Proceeds	The Company will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, the Company will receive in exchange Restricted Notes in like principal amount, which will be cancelled and, as such, issuing the Registered Notes will not result in any increase in the Company’s indebtedness.

Trustee	UMB Bank, National Association.

Form and Denominations	The Registered Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the Registered Notes through Clearstream, S.A. or Euroclear, if they are participants in these systems, or indirectly through organizations that are participants in these systems. The Registered Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.

Risk Factors	For a discussion of factors you should carefully consider before deciding to purchase the Registered Notes, see “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” beginning on pages iii and 11, respectively, of this prospectus and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended December 31, 2020, which document is incorporated by reference in this prospectus.

No Public Market	The Registered Notes are new securities, and there is currently no established trading market for the Registered Notes. See “Risk Factors.” An active trading market may not develop for the Registered Notes, and we do not intend to apply to list the Registered Notes on any securities exchange or for quotation in any automated dealer quotation system.

Governing Law	The Registered Notes will be, and the Indenture is, governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

Investing in the Registered Notes involves risks, which risks are substantially equivalent to those applicable to the Restricted Notes exchanged therefor except that the Registered Notes will be registered. Prospective investors should consider carefully all of the information set forth in this prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the risk factors discussed below and under “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2020. See “Incorporation of Certain Information by Reference” and “Cautionary Note Concerning Factors That May Affect Future Results.”

Risks Related to the Registered Notes

Our debt may limit our liquidity and financial flexibility, and any downgrade of our credit rating could adversely impact us.

As of September 30, 2021, we had total indebtedness of $6.5 billion. Our indebtedness and other financial commitments have important consequences to our business, including, but not limited to:

•

requiring us to dedicate a portion of our cash flows from operations to debt service payments, thereby limiting our ability to fund working capital, capital expenditures, investments or acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions, including low commodity price environments; and

•	limiting our ability to obtain additional financing due to higher costs and more restrictive covenants.

In addition, we receive credit ratings from rating agencies in the U.S. with respect to our debt. Factors that may impact our credit ratings include, among others, debt levels, planned asset sales and purchases, liquidity, forecasted production growth and commodity prices. We are currently required to provide letters of credit or other assurances under certain of our contractual arrangements. Any credit downgrades could adversely impact our ability to access financing and trade credit, require us to provide additional letters of credit or other assurances under contractual arrangements and increase our interest rate under any credit facility borrowing as well as the cost of any other future debt.

The Registered Notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the Registered Notes.

We are not restricted under the terms of the Registered Notes or the Indenture from incurring additional debt and other obligations, including debt and other obligations that rank equal in right of payment with the Registered Notes. Although the Indenture limits our ability to issue secured debt without also securing the notes and to consolidate with or merge into, or convey or otherwise transfer or lease our properties and assets substantially as an entirety to, any person, these limitations are subject to a number of exceptions. See “Description of the Notes—Covenants”.

Our ability to service our debt, including the Registered Notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us. The Registered Notes are effectively subordinated to any existing and future debt of our subsidiaries, including any WPX notes that remain outstanding.

The Registered Notes are obligations exclusively of Devon. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the Registered Notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us and our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Registered Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any liens on the assets of such subsidiary and any indebtedness of such subsidiary senior to ours. As of September 30, 2021, we had total consolidated indebtedness of approximately $6.5 billion.

Risks Related to the Exchange Offers

You may have difficulty selling the Restricted Notes that you do not exchange.

If you do not exchange your Restricted Notes for Registered Notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your Restricted Notes described in the legend on your Restricted Notes and we will not be required to offer another opportunity for you to exchange your Restricted Notes for registered notes, except in limited circumstances. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Restricted Notes only if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from these requirements. We do not intend to register the Restricted Notes under the Securities Act. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Restricted Notes. To the extent Restricted Notes are tendered and accepted in the exchange offers, the trading market, if any, for the remaining Restricted Notes would likely be adversely affected. See “Terms of the Exchange Offers—Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Restricted Notes.

Because we anticipate that most holders of the Restricted Notes will elect to exchange their Restricted Notes, we expect that the liquidity of the market for any Restricted Notes remaining after the completion of the exchange offers will be substantially limited. Any Restricted Notes tendered and exchanged in the exchange offers will reduce the aggregate principal amount of the Restricted Notes of the applicable series outstanding. Following the exchange offers, if you do not tender your Restricted Notes you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected.

You may find it difficult to sell your Registered Notes because there is no existing trading market for the Registered Notes.

You may find it difficult to sell your Registered Notes because an active trading market for the Registered Notes may not develop. There is no existing trading market for the Registered Notes. We do not intend to apply for listing or quotation of the Registered Notes on any exchange, so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the Registered Notes, as well as your ability to sell the Registered Notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that exchanges its Restricted Notes in the exchange offers for the purpose of participating in a distribution of the Registered Notes, or resells Registered Notes that were received by it for its own account in the exchange offers, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Registered Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its Restricted Notes in the exchange offers for the purpose of participating in a distribution of the Registered Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

You must comply with the exchange offer procedures in order to receive freely tradable Registered Notes.

Delivery of the Registered Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the exchange offers will be made only if such tenders comply with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of the Restricted Notes into such exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. The method of delivery of Restricted Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders of the Restricted Notes.

Consummation of the exchange offers may not occur.

Each of the exchange offers is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offers—Conditions to the Exchange Offers.” Even if the exchange offers are completed, they may not be completed on the timing described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their Registered Notes, during which time such holders will not be able to effect transfers of their Restricted Notes tendered in the exchange offers. Until we announce whether we have accepted valid tenders of Restricted Notes for exchange pursuant to one of the exchange offers, no assurance can be given that such exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any of the exchange offers at any time before our announcement of whether we will accept valid tenders of Restricted Notes for exchange pursuant to such exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, the Company will receive in exchange Restricted Notes in like principal amount, which will be cancelled, and, as such, issuing the Registered Notes will not result in any increase in the Company’s indebtedness.

TERMS OF THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We and the dealer managers and solicitation agents entered into a Registration Rights Agreement with respect to the Restricted Notes on June 9, 2021. Pursuant to the Registration Rights Agreement, we agreed, among other things, to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Restricted Notes for Registered Notes, with terms substantially identical in all material respects to such series of Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause the registration statement to be declared effective under the Securities Act on or before June 9, 2022. In furtherance of the foregoing, we have filed with the SEC a registration statement on Form S-4 (File No. 333-260961) with respect to the exchange offers and the Registered Notes. We agreed to use commercially reasonable efforts to complete the exchange offer for each series of notes no later than 60 days after the registration statement is declared effective by the SEC. If applicable law or applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offers, or if the exchange offers are not consummated for any reason prior to the later of June 9, 2022 and the date on which, under certain circumstances, any dealer manager and solicitation agent so requests, the Company will be required to use commercially reasonable efforts to file a shelf registration statement under the Securities Act which would cover resales of the Restricted Notes.

After the SEC declares this exchange offer registration statement effective, we will offer the Registered Notes in return for the Restricted Notes. Each of the exchange offers will remain open for at least 20 business days (or longer if required by applicable law) after the date we electronically deliver notice of such exchange offer to the holders of the applicable Restricted Notes. For each Restricted Note surrendered to us pursuant to an exchange offer, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor.

Under existing SEC interpretations, Registered Notes acquired in the exchange offers by holders of Restricted Notes will be freely transferable without further registration under the Securities Act if the holder of the Registered Notes is acquiring the Registered Notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the Registered Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; however, broker-dealers (“participating broker-dealers”) receiving Registered Notes in a registered exchange offer will also have a prospectus delivery requirement with respect to resales of such Registered Notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Registered Notes (other than a resale of an unsold allotment from the original sale of the Restricted Notes) with the prospectus contained in the exchange offer registration statement relating to such Registered Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

A holder of Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes in the exchange offers will be required to represent that (1) any Registered Notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of the commencement of the exchange offers, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act, (3) it is not an

“affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company, (4) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (5) if such Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Registrable Notes that were acquired as a result of market-making or other trading activities, then such Holder will deliver a Prospectus (or, to the extent permitted by law, make available a Prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

The Registration Rights Agreement provides, among other things, that if we have not exchanged Registered Notes for all Restricted Notes validly tendered in accordance with the terms of the exchange offers on or prior to June 9, 2022 and a shelf registration statement is required under the limited circumstances set forth in the Registration Rights Agreement and such shelf registration statement is not declared effective on or prior to the later of June 9, 2022 and 60 days after delivery of a request by a dealer manager and solicitation agent for the filing of a shelf registration, the annual interest rate on the Restricted Notes will increase initially by 0.25% per annum for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the Restricted Notes will increase by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; however, the rate at which such additional interest accrues may in no event exceed 0.50% per annum. See “Exchange Offers; Registration Rights.” The additional interest will cease to accrue when all registration defaults are cured.

Resale of Registered Notes

Based on the position that the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, the Registered Notes issued in the exchange offers may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of the Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes can make the representations set forth below under “—Procedures for Tendering the Restricted Notes.” However, if such holder intends to participate in a distribution of the Registered Notes, is a broker-dealer that acquired the Restricted Notes directly from us for its own account in the initial offering of the Restricted Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of the Company as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the exchange offers, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Restricted Notes. See “—Additional Obligations” below.

A broker-dealer that has acquired Restricted Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any Registered Notes it receives for its own account in the exchange offers. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.

The exchange offers are not being made to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which these exchange offers or the acceptance of the exchange offers would not be in compliance with the securities or blue sky laws.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Restricted Notes properly tendered and not withdrawn prior to the expiration time. The Restricted Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of Registered Notes in exchange for a corresponding principal amount of Restricted Notes surrendered in the exchange offers. In exchange for each Restricted Note surrendered in the exchange offers, we will issue a Registered Note with a like principal amount.

The form and terms of the Registered Notes will be substantially identical in all material respects to the form and terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.

The Registered Notes will evidence the same debt as the Restricted Notes. The Registered Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Restricted Notes. Consequently, each series of Registered Notes and the corresponding Restricted Notes that are not exchanged in the applicable exchange offer will be treated as a single series of debt securities under the Indenture.

The exchange offers are not conditioned upon any minimum aggregate principal amount of Registered Notes being tendered for exchange. None of the exchange offers is conditioned on the consummation of any of the other exchange offers.

There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the exchange offers.

We intend to conduct the exchange offers in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Restricted Notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.

We will be deemed to have accepted for exchange properly tendered Restricted Notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Registered Notes from the Company and delivering the Registered Notes to such holders. Subject to the terms of the exchange offers and the Registration Rights Agreement, we expressly reserve the right to amend or terminate any of the exchange offers, and to not accept for exchange any Restricted Notes not previously accepted for exchange.

We will pay all charges and expenses, other than those brokerage commissions or fees or transfer or other taxes described below, in connection with the exchange offers. It is important that you read the section titled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Time; Extensions; Amendments

Each of the exchange offers will expire at 11:59 p.m., New York City time, on December 20, 2021, unless, in our sole discretion, we extend the expiration time of such exchange offer.

In order to extend the exchange offers, we will notify the exchange agent in writing of any extension of such exchange offer. We will notify registered holders of the applicable Restricted Notes in writing or by public announcement of the extension, if any, of the expiration time by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

We expressly reserve the right, in our sole discretion:

•	to delay accepting for exchange any Restricted Notes due to an extension of the exchange offers;

•	to extend the exchange offers or to terminate the exchange offers and to refuse to accept Restricted Notes not previously accepted if any of the conditions set forth under “—Conditions to the Exchange

Offers” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offers in any manner.

Any such delay in acceptance, extension or termination will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Restricted Notes. If we amend any of the exchange offers in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant Restricted Notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the exchange offers, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make any material change to any of the exchange offers, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant Restricted Notes. In addition, we will extend the relevant exchange offer(s) for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer(s) would otherwise expire during that period. We will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of any of the exchange offers.

Conditions to the Exchange Offers

Notwithstanding any other terms of the exchange offers, we will not be required to accept for exchange, or exchange any Registered Notes for, any Restricted Notes, and we may terminate any of the exchange offers as provided in this prospectus before accepting any Restricted Notes for exchange, if we determine in our sole discretion:

•	the exchange offers would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offers.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not made the representations described in the letter of transmittal and under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering the Restricted Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Registered Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which any of the exchange offers are open. Consequently, we may delay acceptance of any Restricted Notes by giving written notice (including by public announcement) of such extension to the registered holders of the relevant Restricted Notes as promptly as practicable. During any such extensions, all relevant Restricted Notes previously tendered will remain subject to the applicable exchange offers, and we may accept them for exchange unless they have been previously withdrawn. We will return any Restricted Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offers.

We expressly reserve the right to amend or terminate any of the exchange offers, and to reject for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the relevant Restricted Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion; provided that any waiver of a condition of tender with respect to any of the exchange offers will apply to all of the relevant, outstanding Restricted Notes and not only to particular relevant Restricted Notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Restricted Notes tendered, and will not issue Registered Notes in exchange for any such Restricted Notes, if at such time any stop order will be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Procedures for Tendering the Restricted Notes

Except as described below, a holder tendering Restricted Notes must, prior to 11:59 p.m., New York City time, on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent, or

•	if Restricted Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message (described below) to the exchange agent.

Transmittal will be deemed made only when actually received or confirmed by the exchange agent.

In addition, the exchange agent must receive, before 11:59 p.m., New York City time, on the expiration date book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such participant.

The method of delivery of Restricted Notes, letters of transmittal and all other required documents is at the holder’s election and risk. If delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or Restricted Notes to anyone other than the exchange agent.

If the holder is a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wishes to tender, such holder should promptly instruct the registered holder to tender on its behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:

•	by a registered holder of the Restricted Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program.

We will reasonably determine all questions as to the validity, form and eligibility of Restricted Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular Restricted Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Restricted Note before the expiration date. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured before the expiration date of the applicable exchange offer. None of the Company, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of the Restricted Notes. None of the Company, the exchange agent or any other person will incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is executed by a person other than the registered holder of Restricted Notes, the letter of transmittal must be accompanied by the Restricted Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Restricted Notes.

If the letter of transmittal or any Restricted Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Restricted Notes will be determined by the Company in its sole discretion, and its determination will be final and binding.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Restricted Notes will represent, among other things, that:

•

it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Registered Notes;

•	the Registered Notes will be acquired in the ordinary course of its business;

•

it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Registered Notes; and

•

if such holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes

Upon satisfaction of all of the conditions to the applicable exchange offer, we will accept, promptly after the expiration date, all relevant Restricted Notes validly tendered and not validly withdrawn. We will issue the

Registered Notes promptly after the expiration of the applicable exchange offer and acceptance of the relevant Restricted Notes. See “—Conditions to the Exchange Offers” above. For purposes of the exchange offers, we will be deemed to have accepted validly tendered Restricted Notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.

For each Restricted Note accepted for exchange, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Restricted Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offers. Holders of Restricted Notes whose Restricted Notes are accepted for exchange will not receive any payment for accrued interest on the Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offers and will be deemed to have waived their rights to receive such accrued interest on the Restricted Notes.

In all cases, issuance of Registered Notes for Restricted Notes will be made only after timely receipt by the exchange agent of:

•	book-entry confirmation of the deposit of the Restricted Notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Restricted Notes will be returned without expense to the tendering holder of the Restricted Notes promptly after the expiration of the applicable exchange offer. In the case of Restricted Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Restricted Notes will be returned or recredited promptly after the expiration of the applicable exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Restricted Notes must make book-entry delivery of the Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer, including its ATOP procedures. The participant should transmit its acceptance to DTC prior to 11:59 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer, which confirmation must be received prior to 11:59 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of Registered Notes issued in the exchange offers may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the exchange agent at the address listed below under “—Exchange Agent” (or its account at DTC with respect to an agent’s message) prior to 11:59 p.m., New York City time, on the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Restricted Notes may withdraw (and resubmit) their tenders at any time prior to the expiration of the applicable exchange offers. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or the holder must comply with the appropriate procedure of DTC’s ATOP system.

Any such notice of withdrawal must specify the name of the person who tendered the Restricted Notes to be withdrawn, identify the Restricted Notes to be withdrawn (including the principal amount of such Restricted Notes and the CUSIPs and total principal amount of such Restricted Notes) and, where Restricted Notes have been transmitted via ATOP, specify the name in which such Restricted Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Restricted Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Restricted Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Restricted Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Restricted Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Restricted Notes to be withdrawn.

If certificates for Restricted Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Restricted Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers. Any Restricted Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Restricted Notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, such Restricted Notes will be credited to an account maintained with DTC for Restricted Notes) promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under “—Procedures for Tendering the Restricted Notes” above at any time prior to the expiration time.

Exchange Agent

UMB Bank, National Association has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance or requests for additional copies of this prospectus, or the letter of transmittal, to the exchange agent addressed as follows:

To Confirm by E-Mail:

Deeanna.schmidt@umb.com

To Confirm by Telephone:

405-239-5921

By Overnight Courier, Registered/Certified Mail and by Hand:

UMB Bank, National Association

Attn: Corporate Trust/Schmidt

204 N. Robinson

Oklahoma City, OK 73102

Delivery to an address other than as set forth above does not constitute a valid delivery to the exchange agent.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We have agreed under the Registration Rights Agreement to pay all expenses incident to the exchange offers other than commissions or concessions of any broker-dealers and will indemnify the holders of the Restricted Notes and the Registered Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including out-of-pocket expenses for the exchange agent, will be paid by the Company. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes by a holder.

Consequences of Failure to Exchange

Holders of Restricted Notes who do not exchange their Restricted Notes for Registered Notes under the exchange offers will remain subject to the restrictions on transfer of such Restricted Notes as set forth in the legend printed on the Restricted Notes as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the Restricted Notes.

In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Restricted Notes under the Securities Act. Based on interpretations of the SEC staff, Registered Notes issued pursuant to the exchange offers may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is the Company’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holders acquired the Registered Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Registered Notes to be acquired in the exchange offers. Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the Registered Notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We do not currently anticipate that we will register under the Securities Act any Restricted Notes that remain outstanding after completion of the exchange offers. See “Risk Factors—Risks Related to the Exchange Offers—You may have difficulty selling the Restricted Notes that you do not exchange.”

Accounting Treatment

We will record the Registered Notes in our accounting records at the same carrying value as the Restricted Notes for which they were exchanged in respect of the offer made pursuant to this prospectus, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers. We will expense the costs of the exchange offers and amortize the remaining unamortized expenses related to the issuance of the Restricted Notes over the term of the Registered Notes.

Additional Obligations

In the Registration Rights Agreement, we agreed that under certain circumstances we would file a shelf registration statement with the SEC covering resales of notes by holders thereof if:

•	we determine that that the exchange offers are not available or may not be completed because they would violate any applicable law or applicable interpretations of the staff of the SEC; or

•	the exchange offers are not for any other reason completed prior to the later of June 9, 2022 and the date on which, under certain circumstances, any dealer manager and solicitation agent so requests.

In such an event, we would be under a continuing obligation to use commercially reasonable efforts to keep the shelf registration statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale.

Other

Participation in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Restricted Notes.

DESCRIPTION OF THE NOTES

The following summary description sets forth certain terms and provisions of the Registered Notes. Because this description is a summary, it does not describe every aspect of the Registered Notes. The Registered Notes will be issued under the Indenture. This summary is subject to, and is qualified in its entirety by reference to, the Indenture, the forms of Registered Notes.

The Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Registered Notes.

In this “Description of the Notes” section, when we refer to the “Issuer,” “Company,” “Devon,” “we,” “our,” or “us,” we refer to Devon Energy Corporation and any successor obligor and not to any of its subsidiaries.

General

The Restricted Notes were, and the Registered Notes will be, issued by Devon Energy Corporation, a Delaware corporation.

The Restricted Notes were, and the Registered Notes will be, issued pursuant to the Indenture.

The terms of each series of the Registered Notes will be substantially identical in all material respects to the terms of the corresponding series of Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement. The trustee will authenticate and deliver Registered Notes for original issue only in exchange for a like principal amount of Restricted Notes.

Each series of the Registered Notes constitutes a separate series under the Indenture. The Registered Notes are not subject to any sinking fund provision.

The following table sets forth the title (including the interest rate), CUSIP of corresponding series of Restricted Notes, maturity date, aggregate principal amount outstanding and interest payment dates of each series of Registered Notes offered.

Title (including interest rate)	CUSIP of Corresponding Series of Restricted Notes	Maturity Date	Aggregate Principal Amount	Interest Payment Dates
8.250% Notes due 2023	25179M AW3 U0856A AA7	August 1, 2023	$224,079,000	February 1 and August 1
5.250% Notes due 2024	25179M AX1 U0856A AB5	September 15, 2024	$465,268,000	March 15 and September 15
5.250% Notes due 2027	25179M AY9 U0856A AC3	October 15, 2027	$377,557,000	April 15 and October 15
5.875% Notes due 2028	25179M AZ6 U0856A AD1	June 15, 2028	$322,488,000	June 15 and December 15
4.500% Notes due 2030	25179M BA0 U0856A AE9	January 15, 2030	$573,827,000	January 15 and July 15

We will initially issue the Registered Notes in book-entry form. See “Book-Entry Settlement and Clearance.” We will issue the Registered Notes only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders of the Registered Notes of any series (or the Restricted Notes of such series, if any remain outstanding following the exchange offers), issue additional Registered Notes (the

“Additional Registered Notes”) of such series under the Indenture having the same ranking and the same interest rate, maturity and other terms as the Registered Notes of such series that are offered hereby (the “Initial Registered Notes”); provided that any Additional Registered Notes that are not fungible, for U.S. federal income tax purposes, with the corresponding series of Initial Registered Notes will have a separate CUSIP, ISIN and other identifying number. Any Additional Registered Notes of a series will, together with any Restricted Notes of such series that remain outstanding following the exchange offers and the Initial Registered Notes of such series, constitute a single series of notes under the Indenture.

Unless the context otherwise requires, as used in this Description of the Notes, (1) the term “Registered Notes” includes the Initial Registered Notes and any Additional Registered Notes that may be subsequently issued under the Indenture and (2) the term “Notes” includes the Registered Notes and any Restricted Notes that remain outstanding following the exchange offers.

Ranking

The Registered Notes will be general unsecured unsubordinated obligations of the Issuer.

The Registered Notes will rank equally in right of payment with all of the Issuer’s existing and any future unsecured and unsubordinated indebtedness.

The Registered Notes will rank senior in right of payment to any of the Issuer’s existing and future indebtedness that is subordinated to the Registered Notes.

The Registered Notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and structurally subordinated to all existing and any future indebtedness and any other liabilities of the Issuer’s subsidiaries.

Maturity

Each Registered Note will mature on the same date as the Restricted Note exchanged for it. Such maturity dates are set forth in the table under the heading “—General.”

Interest

The Registered Notes of each series will bear interest at the applicable annual rate set forth in the table under the heading “—General.” Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor. No accrued interest will be paid on the date of issuance of the Registered Notes in respect of Restricted Note accepted for exchange.

The holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid or duly provided for on such Restricted Notes to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes. Interest on the Registered Notes is payable semi-annually, in arrears, on the applicable interest payment dates set forth in the table under the heading “—General” to the persons in whose names the Registered Notes are registered at the close of business on the preceding interest payment record date (or, if such interest payment record date occurs prior to the issuance of the Registered Notes, to the persons in whose names the Restricted Notes of the corresponding series are registered at the close of business on such date), except that interest payable at maturity of the Registered Notes shall be paid to the same persons to whom principal of such Registered Notes is payable. If the interest payment date is not a business day at the relevant place of payment, payment of interest will be made on the next day that is a business day at such place of payment. A “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment. Interest on the Registered Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

2023 Registered Notes and 2024 Registered Notes

We may redeem the 2023 Registered Notes and the 2024 Registered Notes (collectively, the “Group 1 Registered notes”), at any time and from time to time prior to the applicable Par Call Date, in whole or in part, at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the Group 1 Registered notes of such series then outstanding to be redeemed, plus accrued and unpaid interest thereon to but excluding, the redemption date; or

•

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the Group 1 Registered notes to be redeemed (assuming the Group 1 Registered notes matured on the applicable Par Call Date and not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year comprised of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus accrued and unpaid interest thereon to but excluding the redemption date (provided, in each case, that interest payments due on or prior to the redemption date will be paid to the record holders of such Group 1 Registered notes on the relevant record date).

On or after the applicable Par Call Date, we may redeem the Group 1 Registered notes of each series, at any time, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of Group 1 Registered notes of such series, plus accrued and unpaid interest to, but not including, the redemption date (provided, in each case, that interest payments due on or prior to the redemption date will be paid to the record holders of such Group 1 Registered notes on the relevant record date).

“Adjusted Treasury Rate” shall mean, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” shall mean the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Group 1 Registered notes being redeemed (assuming such Registered Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the Group 1 Registered notes.

“Comparable Treasury Price” shall mean, with respect to any redemption date: (a) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Par Call Date” shall mean June 1, 2023 in the case of the 2023 Registered Notes and June 15, 2024 in the case of the 2024 Registered Notes.

“Quotation Agent” shall mean the Reference Treasury Dealer appointed as such agent by the Company.

“Reference Treasury Dealer” shall mean each of (a) BofA Securities, Inc. and Morgan Stanley & Co. LLC, unless any of such entities ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute therefor another Primary Treasury Dealer; and (b) any two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” shall mean, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

2027 Registered Notes, 2028 Registered Notes and 2030 Registered Notes

At any time prior to First Call Date, we may, on any one or more occasions, redeem the 2027 Registered Notes, 2028 Registered Notes and 2030 Registered Notes (collectively, the “Group 2 Registered notes”), in whole or in part, at a redemption price equal to 100% of the principal amount of the Group 2 Registered notes redeemed, plus the Applicable Premium, and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date.

On or after the First Call Date, we may, on any one or more occasions, redeem the Group 2 Registered notes of each series, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Group 2 Registered notes redeemed, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on dates indicated below, subject to the rights of holders of Group 2 Registered notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date:

2027 Notes		2028 Notes		2030 Notes
Date	Percentage	Date	Percentage	Date	Percentage
October 15, 2022	102.625%	June 15, 2023	102.938%	January 15, 2025	102.250%
October 15, 2023	101.750%	June 15, 2024	101.469%	January 15, 2026	101.500%
October 15, 2024	100.875%	June 15, 2025	100.000%	January 15, 2027	100.750%
October 15, 2025 and thereafter	100.000%	and thereafter		January 15, 2028 and thereafter	100.000%

“Applicable Premium” means, with respect to any Group 2 Registered note at any redemption date, the greater of: (i) 1.0% of the principal amount of the note; or (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of the note at the First Call Date (such redemption price being set forth in the table appearing above) plus (2) all required interest payments due on the Group 2 Registered note through the First Call Date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months), over (B) the principal amount of the Group 2 Registered note.

“First Call Date” means October 15, 2022 in the case of the 2027 Registered Notes, June 15, 2023 in the case of the 2028 Registered Notes and January 15, 2025 in the case of the 2030 Registered Notes.

“Treasury Rate” means, in respect of any redemption date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two business days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to First Call Date; provided, however, that if the period from the redemption date to First Call Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate no later than the second (and no earlier than the fourth) business day preceding the applicable redemption date and (b) prior to such redemption date, file with the trustee a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

General

We will mail notice of redemption at least 10 days but not more than 60 days before the applicable redemption date to each holder of the Registered Notes to be redeemed.

Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the Registered Notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the Registered Notes for redemption will be made by the trustee by such method of random selection as the trustee shall deem fair and appropriate. The Registered Notes will only be redeemed in multiples of $2,000 or any integral multiple of $1,000 in excess thereof. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A Registered Note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

No Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the Registered Notes.

Payment and Transfer

The Registered Notes will be issued in the form of one or more permanent global securities as described in the under the heading “—Global Securities” and registered in the name of a nominee of DTC, as depositary for the Registered notes, and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. Beneficial interests in notes in global form will be shown on, and transfers of interest in Registered Notes in global form will be made only through, records maintained by the depositary and its participants. Registered Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 1010 Grand Blvd., Kansas City, MO 64106). Payment of principal of, premium, if any, and interest on Registered Notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the Registered Notes are no longer represented by global notes, all payments on such Registered Notes will be made at the corporate trust office of the trustee; however, any payment of interest on such Registered Notes may be made, at our option, by check mailed directly to registered holders at their registered addresses.

No service charge will be made for any registration of transfer or exchange of Registered Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of Registered Notes to be redeemed.

Events of Default

In respect of each series of Registered Notes, any one of the following events will constitute an “event of default” under the Indenture:

•	if we fail to pay any interest on the Registered Notes of such series when due, and the failure continues for 30 days;

•	if we fail to pay principal of, or any premium on, the Registered Notes of such series when due and payable, either at maturity or otherwise;

•

if we fail to perform or we breach any of our other covenants or warranties in the Indenture or in the Registered Notes of such series, other than a covenant or warranty included in the Indenture solely for the benefit of a series of securities other than such series of the Registered Notes, and that breach or failure continues for 60 days (subject to extension under certain circumstances for another 120 days) after written notice as provided in the Indenture;

•	certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiares;

•

if we default in the payment of any principal of our Funded Debt (as defined below) outstanding in an aggregate principal amount in excess of $50 million at the stated final maturity thereof or the occurrence of any other default the effect of which is to cause the stated final maturity of this Funded Debt to be accelerated, and if:

•

the default in payment is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding Registered Notes of such series; or

•

the acceleration is not rescinded or annulled or the default that caused the acceleration is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding Registered Notes of such series.

If we fail to pay the principal of, or premium or interest on, the Registered Notes of any series or we fail to perform or breach any of the other covenants or warranties applicable to the Registered Notes of such series but not applicable to all outstanding debt securities, and such event of default is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Registered Notes such series may declare the principal amount of, and any premium and interest on, the Registered Notes of such series to be due and payable immediately. If an event of default occurs due to default in the performance of any other of the covenants and warranties applicable to all outstanding debt securities or pertaining to certain events of bankruptcy, insolvency or reorganization, and the event of default is continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued under the Indenture then outstanding (considered as one class), may declare the principal amount of, and any premium and interest on, all debt securities issued under the Indenture to be due and payable immediately. There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, we may cause such declaration of acceleration to be rescinded and annulled with respect to the Registered Notes of any series if we deposit with the trustee an amount sufficient to pay all overdue interest on the Registered Notes of such series, the principal of and premium, if any, on the Registered Notes of such series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the trustee and if all other events of default with respect to the Registered Notes of such series have been cured or waived.

Within 90 days after the occurrence of any event of default under the Indenture with respect to the Registered Notes of any series, the trustee must transmit notice of the event of default to the holders of the Registered Notes of such series unless the event of default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of the Registered Notes of such series.

If an event of default occurs and is continuing with respect to the Registered Notes of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the Registered Notes of such series by all appropriate judicial proceedings.

Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Registered Notes, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the Registered Notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Registered Notes of such series.

Defeasance

The Registered Notes, or portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture, and, at our election, our entire indebtedness with respect to the Registered Notes, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the trustee or any paying agent other than us, in trust, money, certain eligible obligations, as defined in the Indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Registered Notes or portion thereof.

In order to exercise any such option to defease, we shall have delivered to the Trustee an opinion of counsel in the United States confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Settlement Date there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, beneficial owners of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance or discharge and that no event of default or default shall have occurred and be continuing.

Modification and Waiver

The trustee and Devon may, without the consent of holders, modify or waive provisions of the Indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the Indenture under the Trust Indenture Act. The trustee and Devon may modify or waive certain provisions of the Indenture with the consent of the holders of not less than a majority in aggregate principal amount of the Registered Notes of each series affected by the modification or waiver, voting as a single class. However, the provisions of the Indenture may not be waived or modified without the consent of the holders of each Registered Note affected thereby if the modification or waiver would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any Registered Note;

•	reduce the principal amount of, or interest on, any Registered Note, or change the method of calculating the interest on, or reduce any premium payable upon the redemption of, any Registered Note;

•	change the coin or currency (or other property) in which any Registered Note or any premium or any interest thereon or any additional amounts with respect thereto is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Registered Note or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the outstanding Registered Notes, the consent of the holders of which is required under the Indenture in order to take certain actions; or

•	modify any of the provisions of Sections 12.02, 6.07 and 8.13 of the Base Indenture relating to modifying the Indenture, waiving certain covenants and waiving past defaults, respectively.

The holders of at least a majority in aggregate principal amount of outstanding Registered Notes of any series may, on behalf of the holders of all Registered Notes of that series, waive our compliance with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of

Registered Notes of any series issued under the Indenture may, on behalf of all holders of Registered Notes of that series, waive any past default and its consequences under the Indenture with respect to the Registered Notes of that series, except:

•	a payment default with respect to Registered Notes of that series; or

•	a default of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of the Registered Notes of that series.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (as defined in the Indenture) unless:

•	the entity formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our properties and assets:

•	is organized and validly existing under the laws of the United States, any domestic jurisdiction or the District of Columbia; and

•	expressly assumes our obligations on the Registered Notes and under the Indenture;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, will have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel as provided in the Indenture.

Covenants

The following covenants will apply to the Registered Notes. Various capitalized terms used within this “Covenants” subsection are defined at the end of this subsection.

Liens

Neither Devon nor any of its Restricted Subsidiaries may incur, issue, assume or guarantee any Debt that is secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Restricted Subsidiary of Devon, without first effectively providing that the Registered Notes (together with, if Devon so determines, any other indebtedness of Devon or its Restricted Subsidiaries that is not subordinate in right of payment to the prior right of payment in full of the Registered Notes) will be secured equally and ratably with, or prior to, the incurred, issued, assumed or guaranteed secured Debt, for so long as this secured Debt remains so secured.

This limitation on the incurrence, issuance, assumption or guarantee of any Debt secured by a Mortgage will not apply to, and there will be excluded from any secured Debt in any computation under this covenant, Debt secured by:

•	Mortgages existing at the date of the Indenture;

•	Mortgages on property of, or on any shares of stock or Debt of, any entity existing at the time the entity is merged into or consolidated with Devon or becomes a Restricted Subsidiary of Devon;

•	Mortgages in favor of Devon or any of its Restricted Subsidiaries;

•	Mortgages securing only Debt owed by one of our Restricted Subsidiaries to us and/or to one or more of our other Restricted Subsidiaries;

•	Mortgages on property, shares of stock or Debt:

•	existing at the time of acquisition thereof, including acquisitions through merger, consolidation or other reorganization;

•	to secure the payment of all or any part of the purchase price thereof or construction thereon; or

•

to secure any Debt incurred prior to, at the time of, or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of the property or within one year after the acquisition of the shares or Debt for the purpose of financing all or any part of the purchase price thereof or construction thereon; provided that, if a commitment for the financing is obtained prior to or within this one-year period, the applicable Mortgage will be deemed to be included in this clause whether or not the Mortgage is created within this one-year period;

•

Mortgages in favor of the United States, any state thereof, Canada, or any province thereof, or any department, agency or instrumentality or political subdivision of any of the foregoing, or in favor of any other country or any political subdivision thereof;

•

Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests, that are incurred to finance development, production or acquisition costs, including, but not limited to, Mortgages securing advance sale obligations;

•	Mortgages on equipment used or usable for drilling, servicing or operating oil, gas, coal or other mineral properties or geothermal properties;

•

Mortgages required by any contract or statute in order to permit Devon or any of its subsidiaries to perform any contract or subcontract made with or at the request of the United States, any state thereof, Canada, any province thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of any of the foregoing;

•

any Mortgage resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Debt of Devon or any of its Restricted Subsidiaries or secured Debt of Devon or any of its Restricted Subsidiaries the net proceeds of which are used, substantially concurrent with the funding thereof, and taking into consideration, among other things, required notices to be given to the holders of the outstanding securities in connection with the refunding, refinancing or repurchase thereof, and the required corresponding durations thereof, to refund, refinance or repurchase all of the outstanding securities, including the amount of all accrued interest thereon and reasonable fees and expenses and premiums, if any, incurred by Devon or any of its Restricted Subsidiaries in connection therewith;

•	any “Ordinary Course Mortgages” arising, and only so long as continuing, in the ordinary course of our business; and

•

any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage referred to in the foregoing clauses of this covenant, so long as the extension, renewal or replacement Mortgage is limited to all or a part of the same property, including any improvements on the property, shares of stock or Debt that secured the Mortgage so extended, renewed or replaced.

Notwithstanding anything mentioned above, Devon and any one or more of its Restricted Subsidiaries may incur, issue, assume or guarantee Debt secured by Mortgages that would otherwise be subject to the above restrictions if the aggregate amount of the Debt secured by the Mortgages, together with the outstanding principal amount of all other secured Debt of Devon and its Restricted Subsidiaries that would otherwise be subject to the above restrictions, does not exceed 15% of Consolidated Net Tangible Assets.

The following transactions shall not be deemed to create Debt secured by a Mortgage:

•

the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, coal or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, coal or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

•

the sale or other transfer by Devon or any of its Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby Devon or the Restricted Subsidiary would retain partial ownership of the properties.

The Indenture does not otherwise limit the amount of indebtedness or other obligations that we may incur and does not give you the right to require us to repurchase your Registered Notes upon a change of control. In addition, the Indenture provides that the covenant limiting our ability to incur liens, the restrictions on consolidation, merger or sale of assets and certain other non-monetary covenants included in the Indenture may be waived or modified by holders representing at least a majority of all debt securities issued under the Indenture, including the Registered Notes, outstanding at any one time under the Indenture, and that, following an “Event of Default” arising from a breach of any of these provisions, the trustee or holders of not less than 25% in principal amount of all debt securities issued under the Indenture, including the Registered Notes, outstanding under the Indenture to which these provisions are applicable may accelerate the maturity of the debt securities under the Indenture.

Definitions

“Consolidated Net Tangible Assets” means, calculated as of the date of the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable, prior to the date of determination, the aggregate amount of assets of Devon and its consolidated subsidiaries, less applicable reserves and other properly deductible items but including investments in non- consolidated entities, after deducting therefrom:

•

all current liabilities, excluding any portion thereof constituting Funded Debt by reason of being renewable or extendible at the option of the obligor beyond 12 months from the date of determination; and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on a consolidated balance sheet of Devon and computed in accordance with accounting principles generally accepted in the United States.

“Debt” means indebtedness for money borrowed.

“Funded Debt” means all Debt of Devon or any of its subsidiaries for money borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the debt securities under the Indenture, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of fewer than 12 months but by its terms being:

•	renewable or extendible beyond 12 months from such date at the option of the obligor; or

•

issued in connection with a commitment by a bank or other financial institution to lend so that the indebtedness is treated as though it had a maturity in excess of 12 months pursuant to accounting principles generally accepted in the United States.

“Mortgage” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Offshore” means the lands beneath the navigable waters of the U.S. or Canada, or the continental shelf of the U.S. or Canada.

“Ordinary Course Mortgages” means:

•

Mortgages for taxes, assessments or governmental charges or levies on the property of Devon or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on Devon’s books;

•

Mortgages imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business which secure obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on Devon’s books;

•	Mortgages arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

•

Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Devon or any Restricted Subsidiary, as the case may be;

•	Mortgages arising under operating agreements or similar agreements in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings;

•	Mortgages reserved in oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases;

•

Mortgages pursuant to partnership agreements, oil, gas and/or mineral leases, farm-out-agreements, division orders, contracts for the sale, purchase, exchange, or processing of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, forward sale agreements, oil and gas delivery obligations, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production of the extraction of products therefrom;

•	Mortgages on personal property (excluding the capital stock or indebtedness of any Restricted Subsidiary) securing indebtedness maturing not more than one year from the date of its creation; and

•	Mortgages relating to a judgment or other court-ordered award or settlement as to which Devon has not exhausted its appellate rights.

“Principal Property” means any oil, gas or mineral producing property, or any refining, processing, smelting or manufacturing facility located in the U.S., Canada or Offshore, other than:

•	property employed in transportation, distribution or marketing;

•	information and electronic data processing equipment; or

•	any property that, in the opinion of the Board of Directors of Devon, is not materially important to the total business conducted by Devon and its subsidiaries as an entirety.

“Restricted Subsidiary” means Devon Financing Company, L.L.C. and any other subsidiary of Devon:

•	a substantial portion of the property of which is located, or a substantial portion of the business of which is carried on, within the U.S., Canada or Offshore;

•	that owns or leases under a capital lease any Principal Property; and

•	that has Stockholders’ Equity exceeding 5% of Consolidated Net Tangible Assets.

“Stockholders’ Equity” means, with respect to any corporation, partnership, joint venture, association, joint stock company, limited liability company, unlimited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof, stockholders’ equity, as computed in accordance with accounting principles generally accepted in the United States.

Global Securities

The Registered Notes of each series will each be represented by one or more global securities registered in the name of the nominee of DTC. We will issue the Registered Notes in denominations of $2,000 and integral multiples of $1,000 above that amount. We will deposit the global securities with DTC or its custodian and will register the global securities in the name of DTC’s nominee.

Concerning the Trustee

UMB Bank, National Association, is the trustee under the Indenture and has been appointed by us as security registrar and paying agent with regard to the Registered Notes.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

Like the Restricted Notes, the Registered Notes will be issued in the form of registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the exchange agent; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Clearstream, S.A. and Euroclear as applicable. We have provided the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the exchange agent are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.

DTC’s participants include securities brokers and dealers, including the dealer managers and solicitation agents; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Registered Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have the Registered Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of the Registered Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Registered Notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Clearstream, S.A. or Euroclear will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Clearstream, S.A. or Euroclear participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Clearstream, S.A. and Euroclear. To deliver or receive an interest in a global note held in a Clearstream, S.A. or Euroclear account, an investor must send transfer instructions to Clearstream, S.A. or Euroclear, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Clearstream, S.A. or Euroclear, as the case may be, will send instructions to its DTC depository to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Clearstream, S.A. and Euroclear participants may not deliver instructions directly to the DTC depositaries that are acting for Clearstream, S.A. or Euroclear.

Because of time zone differences, the securities account of a Clearstream, S.A. or Euroclear participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Clearstream, S.A. or Euroclear immediately following the DTC settlement date. Cash received in Clearstream, S.A. or Euroclear from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, S.A. or Euroclear cash account as of the business day for Clearstream, S.A. or Euroclear following the DTC settlement date.

DTC, Clearstream, S.A. and Euroclear have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Clearstream, S.A. or Euroclear or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

In a few special situations described below, the book-entry system for the notes will terminate and interests in the global notes will be exchanged for definitive notes in registered form. You must consult your bank, broker or other financial institution to find out how to have your interests in the notes transferred to your name, so that you will be a direct holder.

The special situations for termination of the book-entry system for the notes are:

•

the depositary for any of the notes represented by a registered global note (1) notifies us that it is unwilling or unable to continue as depositary or clearing system for the global notes or (2) ceases to be a “clearing agency” registered under the Exchange Act, and in either event we are unable to find a qualified replacement for such depositary within 90 days;

•	we, in our sole discretion, determine to allow global notes to be exchangeable for definitive notes in registered form; or

•	there has occurred and is continuing an event of default with respect to the notes and DTC notifies the trustee of its decision to exchange the global notes for definitive notes in registered form.

EXCHANGE OFFERS; REGISTRATION RIGHTS

On June 9, 2021, the Company and BofA Securities, Inc., Citigroup Global Markets, Inc. and Morgan Stanley & Co. LLC entered into the Registration Rights Agreement with respect to the Restricted Notes. In the Registration Rights Agreement, the Company agreed, among other things, for the benefit of the holders of the Restricted Notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Restricted Notes for Registered Notes, with terms substantially identical in all material respects to such series of Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause the registration statement to be declared effective under the Securities Act by June 9, 2022.

If the SEC declares the registration statement of which this prospectus forms a part effective, the Company will offer the Registered Notes in exchange for the Restricted Notes. Each of the exchange offers will remain open for at least 20 business days (or longer if required by applicable law) after the date we electronically deliver notice of such exchange offer to the holders of the applicable Restricted Notes. For each Restricted Note surrendered to the Company under the exchange offers, the holders of such Restricted Note will receive a Registered Note of such series of equal principal amount. Interest on each Registered Note will accrue from the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor. A holder of registrable securities that participates in the exchange offers will be required to make certain representations to Devon. Devon will use commercially reasonable efforts to complete the exchange offers not later than 60 days after the registration statement becomes effective.

Under existing interpretations of the SEC contained in several no-action letters to third parties, the Registered Notes will be freely transferable after the exchange offers without further registration under the Securities Act, except that any broker-dealer that participates in the exchange offers must deliver a prospectus meeting the requirements of the Securities Act when it resells the Registered Notes. In addition, under applicable interpretations of the staff of the SEC, Devon’s affiliates will not be permitted to exchange their Restricted Notes for Registered Notes in the exchange offers.

Devon will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of the Registered Notes. Restricted Notes of any series not tendered in the exchange offers will bear interest at the rate set forth in “Description of the Notes” with respect to such series of Restricted Notes and be subject to all the terms and conditions specified in the Indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to increases in annual interest rate described below) after the consummation of the exchange offers.

In the event that Devon determines that the exchange offers may not be completed because they would violate any applicable law or applicable interpretations of the staff of the SEC or, if the exchange offers are not for any other reason completed prior to the later of June 9, 2022 and the date on which, under certain circumstances, any holder so requests, Devon will use commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Restricted Notes and to keep that shelf registration statement effective until the date that the Restricted Notes cease to be “registrable securities” (as defined below). Devon will, in the event of such a shelf registration, provide to each participating holder of Restricted Notes copies of a prospectus, notify each participating holder of Restricted Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Restricted Notes. A holder of registrable securities that sells Restricted Notes under the shelf registration statement generally will be required to make certain representations to Devon, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from Devon.

If a “registration default” (as defined below) occurs with respect to a series of registrable securities, then additional interest shall accrue on the principal amount of the Restricted Notes of a particular series that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90- day period that such additional interest continues to accrue; however, the rate at which such additional interest accrues may in no event exceed 0.50% per annum). The additional interest will cease to accrue when all registration defaults are cured. A “registration default” occurs if (1) (a) the registration statement has not been deemed effective on or prior to June 9, 2022 or (b) the exchange offers are not completed prior to June 9, 2022 and a shelf registration statement is required and is not declared effective on or prior to the later of June 9, 2022 and 60 days after delivery of a request by a holder for the filing of a shelf registration, or (2) if applicable, a shelf registration statement covering resales of the Restricted Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (a) on more than two occasions of at least 30 consecutive days prior to the date on which there are no longer Restricted Notes that are “registrable securities” or (b) at any time in any 12-month period prior to the date on which there are no longer Restricted Notes that are “registrable securities,” and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to a series of Restricted Notes, and additional interest ceases to accrue on any registrable securities of a series of Restricted Notes, when the exchange offers are completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such Restricted Notes cease to be “registrable securities.”

The Registration Rights Agreement defines “registrable securities” initially to mean the Restricted Notes and provides that the Restricted Notes will cease to be registrable securities upon the earliest to occur of the following: (1) when a registration statement with respect to such Restricted Notes has become effective and such Restricted Notes have been exchanged or disposed of pursuant to such registration statement, (2) when such Restricted Notes cease to be outstanding, (3) when such Restricted Notes have been sold pursuant to Rule 144 under the Securities Act (but not Rule 144A) without regard to volume restrictions, so long as the Company shall have removed or caused to be removed any restrictive legend on the Restricted Notes or (4) the date that is three years from June 9, 2021.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Restricted Notes is payable.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the exchange of Restricted Notes for Registered Notes pursuant to the exchange offers, as of the date hereof. This discussion does not address specific tax considerations that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold notes as part of a straddle, synthetic security, conversion transaction, or other integrated investment comprising notes and one or more other investments). In addition, this discussion does not describe any tax considerations arising under U.S. federal gift, estate or other tax laws, or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Each holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations relating to the exchange of Restricted Notes for Registered Notes and relating to the acquisition, ownership and disposition of the Registered Notes.

The exchange of an Restricted Note for a Registered Note pursuant to the exchange offers will not constitute a “significant modification” of the Restricted Note for U.S. federal income tax purposes and, accordingly, the Registered Note received by a holder will be treated as a continuation of the Restricted Note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges a Restricted Note for a Registered Note pursuant to the exchange offers and any such holder will have the same adjusted tax basis and holding period in the Registered Note as it had in the Restricted Note immediately before the exchange. A holder who does not exchange its Restricted Notes for Registered Notes pursuant to the exchange offers will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offers.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, the Company will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

The Company will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the exchange offers, and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration time of the exchange offers, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay certain expenses incident to the exchange offers (including, in certain circumstances, the expenses of one counsel for the holders of the Registered Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Registered Notes (including any broker-dealers) against certain liabilities pursuant to the Registration Rights Agreement, including liabilities under the Securities Act.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will pass on certain aspects of the validity of the Registered Notes offered in the exchange offers.

EXPERTS

Devon

The consolidated financial statements of Devon Energy Corporation as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change in the method of accounting for leases in 2019.

Certain estimates of Devon’s oil and natural gas reserves and related future net cash flows related to Devon’s properties as of December 31, 2020, incorporated by reference in this Registration Statement were based upon reserve estimates made by Devon’s reservoir engineers under the supervision of Devon’s management. A portion of these reserve estimates are audited each year by LaRoche Petroleum Consultants, Ltd, an independent petroleum engineering firm, and incorporated by reference herein upon authority of said firm as experts with respect to matters covered by such reports and in giving such reports.

WPX

The consolidated financial statements of WPX Energy, Inc. as of December 31, 2020 and 2019, and for the three years then ended, incorporated by reference in this prospectus, have been so included in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of such firm as experts in auditing and accounting.

Certain estimates of WPX’s oil and natural gas reserves and related future net cash flows related to WPX’s properties as of December 31, 2020, incorporated by reference in this Registration Statement were based upon reserve estimates made by WPX’s reservoir engineers under the supervision of WPX’s management. These reserve estimates were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm, and incorporated by reference herein upon authority of said firm as experts with respect to matters covered by such reports and in giving such reports.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference herein is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Accordingly, we incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus (excluding in each case information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2020;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

3.	The portions of our Definitive Proxy Statement filed April 23, 2021 that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020; and

4.

Our Current Reports on Form 8-K filed on January  7, 2021, January  19, 2021, January  22, 2021, March  5, 2021, March  11, 2021, May  10, 2021, May  24, 2021, June  9, 2021, June  11, 2021 and on Form 8-K/A filed on February 17, 2021.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement hereto. We have not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus and in any supplement hereto. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and in any supplement hereto is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning us at the following address:

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102-5015

Attention: Corporate Secretary

Telephone: (405) 235-3611

CorporateSecretary@dvn.com

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than December 13, 2021. In the event that we extend the exchange offers, you must submit your request at least five business days before the expiration date of the exchange offers, as extended.

Except as expressly provided above, no other information is incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (File No. 333-260961) under the Securities Act that registers the Registered Notes that will be offered in exchange for the Restricted Notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the Registered Notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. We also maintain an Internet site at http://www.devonenergy.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

DEVON ENERGY CORPORATION

Offers to Exchange the Notes Set Forth Below

Registered Under the Securities Act of 1933, as amended

for

Any and All Outstanding Restricted Notes

Set Forth Opposite the Corresponding Registered Notes

REGISTERED NOTES	RESTRICTED NOTES
$224,079,000 8.250% Notes due 2023 (CUSIP No. 25179M BB8)	$224,079,000 8.250% Notes due 2023 (CUSIP No. 25179M AW3 AND U0856A AA7)
$465,268,000 5.250% Notes due 2024 (CUSIP No. 25179M BC6)	$465,268,000 5.250% Notes due 2024 (CUSIP No. 25179M AX1 AND U0856A AB5)
$377,557,000 5.250% Notes due 2027 (CUSIP No. 25179M BD4)	$377,557,000 5.250% Notes due 2027 (CUSIP No. 25179M AY9 AND U0856A AC3)
$322,488,000 5.875% Notes due 2028 (CUSIP No. 25179M BE2)	$322,488,000 5.875% Notes due 2028 (CUSIP No. 25179M AZ6 AND U0856A AD1)
$573,827,000 4.500% Notes due 2030 (CUSIP No. 25179M BF9)	$573,827,000 4.500% Notes due 2030 (CUSIP No. 25179M BA0 AND U0856A AE9)

PROSPECTUS

November 22, 2021